Exhibit 10(a)
Corporate Policy #C-004
Created on June 7, 2002
Revised on February 16, 2006
LESCO MANAGEMENT BONUS PLAN
POLICY:	The purpose of the LESCO Management Bonus Plan is to promote the strategic interests of LESCO by providing key management with financial incentive awards for performance that contributes significantly to the success of the company, as determined by meeting or exceeding specific strategic goals.
RESPONSIBLE OFFICER: Chief Executive Officer
PROCEDURE:
I. ELIGIBILITY AND PARTICIPATION
A.	Eligibility to participate in the Plan shall be limited to key management and other associates as recommended by the Vice President Human Resources with final approval by the Chief Executive Officer.
B.	Following the start of the calendar year, the list of participants for a Plan year can be revised upon authorization of the Chief Executive Officer. Any associate that is hired or selected to participate after the start of the calendar year shall participate on a prorated basis. This is determined by multiplying the maximum bonus opportunity by a fraction, the numerator of which shall be the number of days of his/her participation in the calendar year and the denominator of which shall be 365.
C.	Suggested Participation Levels

Management Level	Target Bonus as % of Base

Sr. Director / Director	15% - 25%

Sr. Manager / Manager	10% - 20%
Note: The Board of Directors and the Chief Executive Officer approve associate’s participation levels.
D.	Participation in the Plan as recommended and approved is not guaranteed from one year to the next.
II. PAYMENT OF BONUS AWARD EARNED
A.	Bonuses are earned after the last day of the Plan Year. Associates must be actively employed at the time of payment to receive prior Plan Year’s bonus.
B.	Termination due to retirement or death will result in a prorated incentive award upon approval of the Chief Executive Officer.

Corporate Policy #C-004
Created on June 7, 2002
Revised on February 16, 2006
C.	With respect to Section 1, paragraph B. above, the whole amount of the bonus earned in the Plan Year shall be paid to each eligible associate after the company’s audited financial results are available, but no later than March 15th of the following year.
D.	An associate will not receive a bonus even when financial performance measures have been met, when in the judgment of the CEO:
1.	The associate’s overall performance for the period is consistently below expectations.

2.	The associate has failed to achieve agreed upon goals.

3.	The associate has violated corporate policies or has broken federal, state, and/or local laws.

4.	The CEO determines at his discretion, that an award should not be given based on the current state of the company.
E.	Following release of the Company’s audited financial statements, the Board of Directors and the Chief Executive Officer can increase, decrease or eliminate awards when it is determined that the amount of the awards is unreasonable in view of any unique circumstances or the Company’s overall performance.
F.	All payouts for eligible participants shall be at the discretion of the Chief Executive Officer and Board of Directors.
III. PLAN YEAR
A.	The Plan Year is defined as January 1st through December 31st, or the fiscal year when not a calendar year.
IV. OPERATING RULES
A.	Each participant will have a Target Bonus that will be the amount earned for meeting the Plan’s performance measurements. The Target Bonus will be expressed as a percentage of actual base salary and will be reviewed by the Vice President Human Resources and approved by the Chief Executive Officer.
B.	Bonus payouts will be calculated based on the attainment of corporate goals of Basic Earnings Per Share (BEPS), Return on Invested Capital (ROIC), Sales Growth Percentage over Prior Year, and an Individual Performance Goal. Weighting for each goal against total target bonus percent is outlined in the Bonus Participation Letter.
C.	Attainment of the financial Plan measurements are paid out between threshold and maximum as defined in the following Payout Matrix.

Corporate Policy #C-004
Created on June 7, 2002
Revised on February 16, 2006
Bonus Plan Payout Matrix

	% of Target	% of Target Dollars
	Achieved	Payable	Definitions

Threshold	90%	80%	Threshold performance pays at 80% of Target Dollars prorated up to Target.
	91%	82%
	95%	90%

Target	100%	100%	Target pays at 100% of Target Dollars.
	105%	110%
	110%	120%
	115%	130%
	120%	140%
	125%	150%
	130%	160%
	135%	170%
	140%	180%
	145%	190%

Maximum	150%	200%	Above Target pays at a 2:1 ratio up to maximum of 200% of Target Dollars.
D.	Attainment of the Individual Performance Achievement measurement is paid based on your agreed upon goals and performance rating as defined in the following Performance Matrix. This measurement is paid only when the minimum achievement is reached for at least one of the three financial measures; EPS, ROIC and/or Sales Growth Percentage over Prior Year.
Bonus Plan Individual Performance Matrix

Agreed Upon Goals /	% of Target Paid for Personal
Performance Rating	Performance Component

Doesn’t Meet (1)	0% - 20%
Meets (2)	70% - 100%
Exceeds (3)	100% - 120%
E.	Personalized Bonus Plan documents will be presented to all participants that detail their approved target percent, target dollars and performance measures or individual targets for the current Plan year.
V. GUIDELINES
A.	Bonus Plan participants’ base salary in effect January 1 of the Plan Year will be the basis for calculating target and actual bonus dollars.

Corporate Policy #C-004
Created on June 7, 2002
Revised on February 16, 2006
B.	An associate who is hired or promoted after January 1st and qualifies for participation during the Plan Year will receive a payment for earned rewards (see section 1, paragraph B) based on prorated salary data in effect with regard to either date of hire or promotion.
C.	Only full-time, regular associates are eligible to participate in the Bonus Plan. When an associate is on a Leave of Absence for any portion of the calendar year, the associate will participate in the Plan on a prorated basis as long as the associate is on active status for a minimum of ninety (90) days during the calendar year.
D.	Attainment of goals is based on actual results.

E.	All percentages will be rounded to the nearest tenth of a percent.

F.	Bonus awards are included as compensation for the LESCO, Inc. Stock Investment and Salary Savings and Trust (401(k) Plan) and the LESCO, Inc. Restoration Plan, but are excluded in calculating all other associate benefits.
VI. RIGHT OF PARTICIPANTS AND FORFEITURE
A.	Nothing in this Plan shall:
1.	Confer upon any associate any right with respect to continuation of employment with LESCO.
2.	Interfere in any way with the right of the Company to terminate his or her employment at any time, or
3.	Confer upon any associate or any person any claim or right to any distribution under the Plan except in accordance with its terms.
B.	No right or interest of any Associate in the Plan shall, prior to actual payment or distribution of such Associate, be assignable or transferable in whole or part, either voluntarily or by operation of law otherwise, or be subject to payment of debts of any Associate by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner.
VII. PLAN ADMINISTRATION
A.	The Plan shall be administered by LESCO. LESCO can at any time amend, suspend, terminate or reinstate any or all of the provisions of the Plan as may seem necessary or advisable for the administration of the Plan.
The Chief Executive Officer must approve any exceptions to this policy.

Approved:		Date:

Jeffrey L. Rutherford, CEO